EXHIBIT 4


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                                PLACER DOME INC.

                             1987 STOCK OPTION PLAN

1.       Purpose

         The purpose of the 1987 Stock Option Plan (the "Plan") is to promote the profitability and growth of Placer Dome Inc.(the "Company") by facilitating the efforts of the Company and its Subsidiary Companies to obtain and retain key employees. The Plan provides an incentive for and encourages ownership of the Company's shares by key employees of the Company and its Subsidiary Companies so that they may increase their stake in the Company and benefit from increases in the value of the Company's shares.

2.       Administration

         The Plan shall be administered by a committee (the "Committee") of the Company's Board of Directors (the "Board") and appointed by the Board and consisting of not less than three (3) directors who are not employees of the Company and are not eligible to receive options to purchase shares of the Company pursuant to the Plan ("Options").

         The Committee is authorized, subject to the provisions of the Plan, to adopt such rules and regulations which it deems consistent with the Plan's provisions and, in its sole discretion, to designate Options as "incentive stock options" within the meaning on Section 422A of the United States Internal Revenue Code ("Incentive Stock Options"). The Committee's determinations and interpretations shall be final and conclusive.

         The Committee may authorize one or more employees of the Company to execute, deliver and receive documents on behalf of the Committee.

3.       Eligibility

         Key employees of the Company and its Subsidiary Companies shall be eligible to receive Options. The term "Subsidiary Company," for the purpose of the Plan, shall mean any company that it as least 50% owned, directly or indirectly, by the Company, which definition may be varied by the Committee to conform with the changing interests of the Company.



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         Nothing in the Plan or in any Option or any purchase agreement pursuant to Section 9 below shall confer any right on any employee to continue in the employ of the Company or Subsidiary Companies or shall interfere in any way with the right of the Company or Subsidiary Companies to terminate at any time the employment of a person who is an optionee ("Optionee") under an Option or who has an interest-free loan under the Plan pursuant to Section 9 below.

4.       Shares Subject to Option

         The shares subject to be optioned under the Plan shall be authorized but unissued Common Shares in the capital of the Company ("Shares").

         The aggregate number of Shares for which Options may be granted shall not exceed five million (5,000,000) Shares, subject to adjustment under Section 14 below.

         Shares subject to and not delivered under an Option which expires or terminates shall again be available for option under the Plan.

         Shares with respect to which Options have been surrendered pursuant to
Section 8 below shall not be available for future Options.

5.       Granting of Options

         The Committee may from time to time at its discretion, subject to the provisions of the Plan, determine those eligible employees to whom Options shall be granted, the number of Shares subject to such Options, and the dates on which such Options are to be granted, provided, however, that the aggregate fair market value (determined as of the date the Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any employee during any one calendar year (under the Plan and under all other incentive stock option plans of the Company, its parent or its subsidiary corporations, or a predecessor of any of the foregoing) shall not exceed U.S. $100,000.

         Each Option, including any related stock appreciation rights referred to in Section 8 below and any right to purchase Shares with an interest-free loan referred to in Section 9 below, shall be evidenced by a written agreement between, and executed by, the Company and the employee containing terms and

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conditions established by the Committee with respect to such Option, any related stock appreciation rights and any interest-free loan and shall be consistent with the provisions of the Plan. Any Option designated as an Incentive Stock Option shall be clearly identified as such on the face of such written agreement.

6.       Option Price

         The price per Share at which Shares may be purchased upon the exercise of an Option (the "Option Price") shall be equivalent to the price per Share of the last sale of the Shares on The Toronto Stock Exchange on the date on which such Option is granted. In the event that the Shares did not trade on that date the Option Price shall be the price per Share of the last sale on the last day such Shares traded prior to the date on which such Option is granted.

7.       Terms of Options

         An Option may not be exercised or surrendered before the first anniversary of the date of grant or after the expiration of ten years from the date of grant.

         The Option Price shall be paid in full at the time of exercise of the Option, and no Shares shall be delivered until full payment is made.

         An Optionee shall not be deemed the holder of any Shares subject to his Option until the Shares are delivered to him.

8.       Stock Appreciation Rights

         At the sole discretion of the Committee, stock appreciation rights may be included in any Option, either at the time of grant or by amendment or supplemental grant. Stock appreciation rights shall entitle the holder thereof to surrender to the Company all or any part of such Option which he could then exercise and receive from the Company upon such surrender cash or Shares or a combination of cash or Shares, as the Optionee may elect (subject to approval of the Committee as described below), equal in value to the excess of the fair market value of one Share at the time of surrender over the Option Price multiplied by the number of Shares with respect to which the Option is surrendered. The fair market value of the Shares at the time of the surrender shall be the last sale price per Share on The Toronto Stock Exchange on the day the Option is



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surrendered or, if the Shares did not trade on that day, the last sale price on such exchange on the last day such Shares traded prior to the surrender of the Option.

         Notwithstanding the above, no Optionee may receive any cash upon the surrender of an Option unless such surrender is made during the period commencing on the third business day after the Company has released for publication its quarterly or annual report of revenue and earnings and ending on the twelfth business day after such release.

         In no event shall stock appreciation rights be exercisable at any time earlier or later or to a greater extent than the Option to which they relate.

         Stock appreciation rights under this Section may be exercised only by a written notice to the Company, in a form satisfactory to it. The Committee shall have sole discretion to consent to or to disapprove the election of the Optionee to receive cash in full or partial settlement of the stock appreciation rights.

         If any Option is surrendered in part under this Section, it shall remain in effect without change as to the number of Shares with respect to which it has not been surrendered. Any surrender shall not affect the right of any employee to be granted further Options.

         The Committee may require as a condition of the exercise of an Option or the surrender of an Option for Shares that the person seeking to exercise or surrender the Option shall, in any jurisdiction where the Company is required to withhold any taxes with respect to such surrender to exercise, pay to the Company in cash an amount sufficient to satisfy the Company's obligation.

9.       Interest-free Loans for Purchase of Shares

         Notwithstanding Section 7 hereof, the Committee at its sole discretion may include in any Option either at the time of grant or by amendment or supplemental grant a right to exercise the Option and purchase all or any part of the Shares subject to such Option with the funds required to pay the Option Price loaned to the employee by the Company through a trustee ("Trustee"). The Trustee shall be appointed by the Committee.

         A loan to an employee for this purpose shall be made by the Company through a Trustee without interest and shall be



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evidenced by a promissory note payable in ten (10) years or upon termination of employment as provided in Section 11 below or upon death as provided in Section 12 below or upon retirement as provided in Section 13 below, whichever shall first occur.

         The Shares purchased in this manner shall be registered in the name of the employee and the certificates for such Shares shall be duly endorsed by the employee and lodged with the Trustee as collateral security for the repayment of the said loan. The employee shall pay to the Trustee an amount equivalent to seventy percent (70%) of any cash dividends which may be paid on the said Shares in reduction of the loan. The Shares may be sold by the employee at any time provided an amount equivalent to the Option Price per Share sold, or the balance of the loan, whichever amount is the lesser, is applied in repayment of the loan.

         An employee to whom the Committee has offered an interest-free loan pursuant to this Section may purchase the said Shares in that manner by delivering to the Company, on the same day that the Company makes such offer, a request to purchase all or part of the said Shares subject to the Option, the aforesaid promissory note, a form of assignment of the Shares so purchased and such other document or documents as the Company may require in order to implement the transaction.

10.      Transferability of Options

         An Option, including any stock appreciation rights referred to in
Section 8 above or any right to purchase Shares with an interest-free loan referred to in Section 9 above may not be transferred. During the lifetime of an Optionee, the Option, including any related stock appreciation rights, may be exercised only by him or his legal personal representatives.

11.      Termination of Employment

         Upon termination of employment for any reason except death or retirement, an Optionee may, at any time within ninety (90) days after the date of termination but not later than the date of expiration of the Option, exercise the Option, including any related stock appreciation rights, to the extent he was entitled to do so on the date of termination. Any Option or portions of Options of terminated employees not so exercised shall terminate, and shall again be available for future Options under the Plan. A change of employment shall not be considered a

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termination so long as the Optionee continues to be employed by the Company or a
Subsidiary Company. Any amount owing to the Company on account of an interest-free loan granted pursuant to Section 9 above shall be due and payable upon the date of termination of employment for any reason except death or retirement.

12.      Death

         (a) Notwithstanding any other provision of the Plan, if any Optionee shall die holding an Option which has not been fully exercised or surrendered, his executors, administrators or legal personal representatives may, at any time within sixty (60) days of the grant of letters probate of the will or letters of administration of the estate of the decedent or within one year after the date of such death, whichever is the least time (but in no event later than the normal expiry date of the said Option under the provisions of Section 7 above), exercise the Option, or surrender the Option pursuant to Section 8 above, with respect to the unexercised balance of the Shares subject to the said Option without regard to the number of Shares as to which the decedent could have exercised or surrendered the said Option immediately before death.

         (b) If an employee should die while an amount is owing to the Company on account of an interest-free loan granted pursuant to Section 9 above, the amount shall be due and payable within sixty days of the grant of letters probate of the will or letters of administration of the estate or within one year of such death, whichever is the least time.

13.      Retirement

         Notwithstanding any other provisions of this Plan, if any Optionee shall retire, or terminate his employment with the consent of the Board under circumstances equating retirement, while holding an Option which has not been fully exercised or surrendered, such Optionee may exercise the Option or, subject to Section 8 above, surrender the Option at any time during the unexpired term of the Option.

         If an employee should retire, or terminate his employment with the consent of the Board under circumstances equating retirement, while an amount is owing to the Company for Shares purchased pursuant to Section 9 above, the amount shall be due and payable on the earlier of the date the loan would normally

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be payable or the date the former employee reaches the age of seventy years.

14.      Changes in Shares

         In the event the authorized capital of the Company as presently constituted is consolidated into a lesser number of Shares or subdivided into a greater number of Shares, the number of Shares for which Options are outstanding shall be decreased or increased proportionately as the case may be and the Option Price shall be adjusted accordingly and the Optionees shall have the benefit of any stock dividend declared during the period within which the said Optionee held his Option. Should the Company amalgamate or merge with any other company or companies (the right to do so being hereby expressly reserved) whether by way of amalgamation, arrangement, sale of assets and undertakings or otherwise, then and in each such case the number of shares of the continuing or resulting corporation to which an Option relates shall be determined as if the Option had been fully exercised prior to the effective date of the amalgamation or merger and the Option Price shall be correspondingly increased or decreased as applicable.

15.      Cancellation and Regrant of Options

         The Committee may, with the consent of the Optionee, cancel an existing option, including any related stock appreciation rights and right to purchase Shares with an interest-free loan, and regrant the Option (including stock appreciation rights and right to purchase Shares with an interest-free loan) at an Option Price determined in the same manner as provided in Section 6 above.

16.      Amendment or Discontinuance

         The Board may alter, suspend or discontinue the Plan, but may not, without the approval of the Shareholders of the Company, make any alteration which would (a) increase the aggregate number of Shares subject to Option under the Plan except as provided in Section 14, (b) decrease Option Prices except as provided in Section 14 or (c) permit any member of the Committee to receive Options. Notwithstanding the foregoing, the terms of an existing Option may not be altered, suspended or discontinued without the consent in writing of the Optionee.

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17.      Interpretation

         The Plan shall be construed according to the laws of the Province of British Columbia.

18.      Liability

         No member of the Committee or any director or officer or employee of the Company shall be personally liable for any act taken or omitted in good faith in connection with the Plan.

19.      Incentive Stock Option

         No option granted after August 11, 1997 under the Plan shall be designated as an Incentive Stock Option.

         Unless otherwise specifically stated all provisions of the Plan applicable to Options shall apply to Options designated as Incentive Stock Options.


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